EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-44393, 33-79274 and 333-02049 on Form S-8 of The First of Long Island Corporation of our report dated April 19, 2005 with respect to The First of Long Island Corporation’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in this Amended Annual Report on Form 10-K of The First of Long Island Corporation for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Livingston, New Jersey
April 27, 2005

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